Exhibit 10.1

Named Executive Officer	2005 Base Salary	2005 Bonus
Henri A. Termeer Chief Executive Officer	$1,365,000	$1,759,500

Earl M. Collier, Jr. Executive Vice President	$495,000	$435,000

Georges Gemayel Executive Vice President	$450,000	$435,000

Peter Wirth Executive Vice President; Chief Legal Officer	$650,000	$445,000

Michael S. Wyzga Executive Vice President; Chief Financial Officer	$450,000	$445,000